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                                                                    EXHIBIT 21.1

SUBSIDIARIES OF PCD INC.
        CTi Technologies, Inc., a Massachusetts corporation
        PCD Control Systems, Inc., a Massachusetts corporation
        PCD USVI, Inc., a United States Virgin Islands corporation Wells Electronics, Inc., an Indiana corporation

SUBSIDIARIES OF WELLS ELECTRONICS, INC.
        Wells Japan Kabushiki Kaisha (Wells Japan Co., Ltd.), a Japanese
         corporation
        Wells International Corporation, Inc., an Indiana corporation

SUBSIDIARIES OF WELLS INTERNATIONAL CORPORATION, INC.
        Wells Electronics Asia Pte. Ltd., a Singapore limited liability company